Exhibit 99.1

Omnicom Announces Dennis Hewitt Steps Down as Treasurer

NEW YORK, October 12, 2018 - Omnicom Group Inc. (NYSE: OMC) today announced that Dennis Hewitt, has decided to retire as Treasurer of the company and as Chief Executive Officer of its wholly owned subsidiary Omnicom Capital Inc., effective Dec. 31, 2018.

In making the announcement, John Wren, Chairman and CEO, Omnicom Group said, “Over the past 30 years, Dennis has built a world-class treasury organization. When he joined the company in 1988, our revenue was less than $1 billion and now it’s over $15 billion. Through the years, Dennis has played an integral role in managing our growth, profitability, and preserving our strong balance sheet. We appreciate all of his many efforts to help drive Omnicom’s success and we wish him all the best.”

“I am very proud of what the Treasury team has accomplished during my tenure at Omnicom, as we built a treasury function that today spans most countries and time zones,” said Dennis Hewitt. “I believe the company is extremely well positioned both strategically and financially to continue to lead the industry for many years to come.”

Dennis joined Omnicom in 1988 as Treasurer and is responsible for managing Omnicom’s overall financial structure including global liquidity management. Prior to joining Omnicom, he served as Treasurer and Senior Vice President of Young and Rubicam, Inc. when it was a privately held company. He began his career in the NASA Space program working at Rockwell Inc.

Hewitt also co-founded “Omnicom Cares,” which coordinates and supports local service projects around the globe mainly through Omnicom employee volunteers. He is also an active participant in the Breast Cancer Awareness Alliance (BCA) and was honored with the BCA Hope Award.

ABOUT OMNICOM GROUP INC.

Omnicom Group (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom's branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

Press Contacts

Joanne Trout, 212-415-3669, joanne.trout@omnicomgroup.com

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